SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Berkeley Lights, Inc.

(Name of Issuer)

Common Stock, par value $0.00005 per share

(Title of Class of Securities)

084310101**

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s Class A Common Stock.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE FUND XV, L.P. (“SEQUOIA CAPITAL U.S. VENTURE FUND XV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 279,214
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 279,214

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 279,214
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 67,474,697 shares of common stock outstanding as of October 29, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 4, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV, L.P. (“SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,035
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,035

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,035
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 67,474,697 shares of common stock outstanding as of October 29, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 4, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q), L.P. (“SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 16,804
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 16,804

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,804
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 67,474,697 shares of common stock outstanding as of October 29, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 4, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 61,325
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 61,325

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 61,325
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 67,474,697 shares of common stock outstanding as of October 29, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 4, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VI, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 755,670
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 755,670

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 755,670
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 67,474,697 shares of common stock outstanding as of October 29, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 4, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS FUND VI, L.P. (“SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS FUND VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 47,432
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 47,432

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 47,432
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 67,474,697 shares of common stock outstanding as of October 29, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 4, 2021.

1	NAME OF REPORTING PERSON SC U.S. VENTURE XV MANAGEMENT, L.P. (“SC U.S. VENTURE XV MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

363,378, of which 279,214 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE FUND XV, 6,035 shares are directly owned by SEQUOIA CAPITAL U.S. PARTNERS FUND XV, 16,804 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q) and 61,325 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND. The General Partner of SEQUOIA CAPITAL U.S. VENTURE FUND XV, SEQUOIA CAPITAL U.S. PARTNERS FUND XV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q) and SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND is SC U.S. VENTURE XV MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

363,378, of which 279,214 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE FUND XV, 6,035 shares are directly owned by SEQUOIA CAPITAL U.S. PARTNERS FUND XV, 16,804 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q) and 61,325 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND. The General Partner of SEQUOIA CAPITAL U.S. VENTURE FUND XV, SEQUOIA CAPITAL U.S. PARTNERS FUND XV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q) and SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND is SC U.S. VENTURE XV MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 363,378
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 67,474,697 shares of common stock outstanding as of October 29, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 4, 2021.

1	NAME OF REPORTING PERSON SC U.S. GROWTH VI MANAGEMENT, L.P. (“SC U.S. GROWTH VI MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

803,102, of which 755,670 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 47,432 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

803,102, of which 755,670 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 47,432 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 803,102
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.2%1
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 67,474,697 shares of common stock outstanding as of October 29, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 4, 2021.

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US (TTGP)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

1,166,480 shares, of which 279,214 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE FUND XV, 6,035 shares are directly owned by SEQUOIA CAPITAL U.S. PARTNERS FUND XV, 16,804 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q), 61,325 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND, 755,670 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 47,432 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of SEQUOIA CAPITAL U.S. VENTURE FUND XV, SEQUOIA CAPITAL U.S. PARTNERS FUND XV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q) and SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND is SC U.S. VENTURE XV MANAGEMENT. The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of SC U.S. VENTURE XV MANAGEMENT and SC U.S. GROWTH VI MANAGEMENT is SC US (TTGP).

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

1,166,480 shares, of which 279,214 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE FUND XV, 6,035 shares are directly owned by SEQUOIA CAPITAL U.S. PARTNERS FUND XV, 16,804 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q), 61,325 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND, 755,670 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 47,432 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of SEQUOIA CAPITAL U.S. VENTURE FUND XV, SEQUOIA CAPITAL U.S. PARTNERS FUND XV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q) and SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND is SC U.S. VENTURE XV MANAGEMENT. The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of SC U.S. VENTURE XV MANAGEMENT and SC U.S. GROWTH VI MANAGEMENT is SC US (TTGP).

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,166,480
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%1
12	TYPE OF REPORTING PERSON OO

1	Based on a total of 67,474,697 shares of common stock outstanding as of October 29, 2021, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 4, 2021.

ITEM 1.

(a) Name of Issuer:

Berkeley Lights, Inc.

(b) Address of Issuer’s Principal Executive Offices:

5858 Horton Street, Suite 320

Emeryville, California 94608

ITEM 2.

(a) Name of Persons Filing:

Sequoia Capital U.S. Venture Fund XV, L.P.

Sequoia Capital U.S. Venture Partners Fund XV, L.P.

Sequoia Capital U.S. Venture Partners Fund XV (Q), L.P.

Sequoia Capital U.S. Venture XV Principals Fund, L.P.

Sequoia Capital U.S. Growth Fund VI, L.P.

Sequoia Capital U.S. Growth Principals VI Fund, L.P.

SC U.S. Venture XV Management, L.P.

SC U.S. Growth VI Management, L.P.

SC US (TTGP), Ltd.

The General Partner of SEQUOIA CAPITAL U.S. VENTURE FUND XV, SEQUOIA CAPITAL U.S. PARTNERS FUND XV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q) and SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND is SC U.S. VENTURE XV MANAGEMENT. The General Partner of SC U.S. VENTURE XV MANAGEMENT is SC US (TTGP).

The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of SC U.S. GROWTH VI MANAGEMENT is SC US (TTGP).

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SEQUOIA CAPITAL U.S. VENTURE FUND XV, SEQUOIA CAPITAL U.S. PARTNERS FUND XV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q), SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND, SEQUOIA CAPITAL U.S. GROWTH FUND VI, SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, SC U.S. VENTURE XV MANAGEMENT, SC U.S. GROWTH VI MANAGEMENT, SC US (TTGP): Cayman Islands

(d) CUSIP No.: 084310101

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following X.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

Sequoia Capital U.S. Venture Fund XV, L.P.

By:	SC U.S. Venture XV Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Venture Partners Fund XV, L.P

By:	SC U.S. Venture XV Management, L.P its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Venture Partners Fund XV (Q), L.P.

By:	SC U.S. Venture XV Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Venture XV Principals Fund, L.P.

By:	SC U.S. Venture XV Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Growth Fund VI, L.P.

By:	SC U.S. VI Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Growth Principals VI Fund, LP

By:	SC U.S. Growth VI Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC U.S. Venture XV Management, L.P.

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC U.S. Growth VI Management, L.P.

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Director